Exhibit 6.26

TEMPLUM MARKETS LLC

BROKER-DEALER SERVICES AGREEMENT

The Broker-Dealer Services Agreement (“Agreement”) is made and entered into as of November 13, 2020 (the “Effective Date”), by and between Templum Markets LLC, a Delaware limited liability company (“Templum”) and Landa App LLC, a Delaware series limited liability company (“Company”), and each of the series (each, a “Series” and collectively, the “Series”) registered under the Company, as set forth in the signature page hereto. Each of the Company, the Series, and Templum may be referred to herein as a “Party” and, collectively, the “Parties.” Each of the Company and the Series, including any additional Series that become party to this Agreement, shall collectively be referred to as the “Landa Entities.”

Whereas, Templum is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”) providing a technology platform and capital markets services for capital raising and secondary trading using the Templum Markets ATS;

Whereas, each Series is offering membership interests (“Shares”) pursuant to the exemption from registration under Regulation A (each such offering of Shares, a “Series Offering”); and

Whereas, the Landa Entities wish to engage Templum as a service provider for itself and for certain investors who wish participate in a Series Offering (each an “Investor” and collectively, the “Investors”).

Now, therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Scope of Engagement.

(a) The Company hereby engages and retains Templum to provide the services listed on Exhibit A attached hereto and made a part hereof in connection with each Series (the “Services”).

(b) In connection with the Services to be rendered by Templum, each Series agrees to:

(i) refer Investors to Templum for it to perform the Services as described herein on behalf of the Company or a Series and provide Templum with all due diligence materials as it requests;

(ii) provide Templum with all materials related to the applicable Series Offering materials and disclosures, including the subscription agreement, an Offering Statement on Form 1-A, or similar documents (collectively, the “Offering Materials”);

(iii) ensure Investors understand they are making a “self-directed” decision in each Series, and provide Templum with all information and data required to ascertain whether each Investor is eligible to invest in each Series and the investment threshold, if applicable;

(iv) immediately, but not later than within one (1) business day, unless prohibited under law, notify Templum with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, Investors, trade associations or legal counsel regarding the Company or any Series;

(v) where required by applicable federal, state and local securities laws and regulations, including all applicable rules of self-regulatory organizations (together “Securities Regulations”), establish an escrow account with an unaffiliated bank who is retained to act as escrow agent and in compliance with all applicable Securities Regulations including Rule 15c2-4 of the Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), and to ensure that (1) the purchase price is promptly deposited into a separate bank account until the contingency has occurred, and (2) the funds are held by a bank under a written escrow agreement; if an escrow account is not required by law, establish a bank account acceptable to Templum that is retained to hold funds in compliance with all applicable Securities Regulations, and to ensure that (a) the purchase price is promptly deposited into a bank account and (b) the funds are held by the bank until release of said funds are approved by the Company or a Series after all compliance is completed by Templum for the Investors who have paid said funds; and

(vi) file any and all required forms or documents with the SEC, with state securities departments, and with other all other regulatory authorities as required for each Series and agrees that Templum is not required to file any blue sky state notices, SEC registration documents or regulatory reports on behalf of the Company or a Series.

(c) This Agreement will commence on the date hereof and will remain in effect for a period ending on the later of (i) the final closing or date of a Series Offering by any of the undersigned Series or any additional Series Offerings pursuant to Section 9 of this Agreement and an executed Joinder Agreement for such additional Series Offering, (ii) cancellation of a Series Offering, (iii) the termination date of the Software License and Services Agreement executed between the Company and Templum, Inc. on November 13, 2020 (the “Software License and Services Agreement”) or (iv) the termination of this Agreement as provided in Section 8 hereof.

(d) Under no circumstances shall any communication, whether oral, written or otherwise, be construed or relied on by the Company or a Series as advice from Templum; provided, however that the Company or a Series may rely on any advice provided to the Company or a Series in connection with Templum’s role as a broker-dealer under this Agreement and pursuant to the services outlined in Schedule A. The Company or a Series unequivocally agree that Templum does not, will not, and has not at any time provided any securities, legal, tax or accounting advice to the Company or a Series related to any Series Offering, and the Company or a Series represents that it will rely solely on the advice of its own securities, legal, tax and financial professionals. Furthermore, the Company or a Series acknowledges that Templum is not an investment adviser, does not provide investment advice and does not recommend securities transactions, including any of the Series Offerings, and any display of data or other information about an investment opportunity does not constitute a recommendation by Templum as to the appropriateness, suitability, legality, validity or profitability of any transaction including the Series Offerings.

(e) The Parties agree that Templum is acting solely as a broker-dealer for the Series Offerings and is not underwriting any Series Offering. In no event shall any Investor be considered a client or customer of Templum. No Investor shall have an account of any type at Templum, nor shall any Investor be solicited by Templum. In its role as broker of record, Templum shall have no discretion as to the acceptance or rejection of any investment.

Section 2. Representations and Warranties.

(a) The Company and each Series hereby represents and warrants to Templum as of the date hereof, the date of the subscription agreement entered by and among a Series and the Investors in connection with a Series Offering, and the closing date of such Series Offering, that:

(i) the Offering Materials shall be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii) it shall at all times (1) maintain its compliance in all material respects with all applicable Securities Regulations and obtain all authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental and regulatory bodies necessary to perform its obligations hereunder; (2) comply with requests of Templum that are reasonably necessary for compliance with applicable Securities Regulation; (3) pay all related fees and expenses (including the FINRA Fee (as defined below)), in each case that are necessary or appropriate to perform its obligations under this Agreement; and (4) comply with and adhere to all applicable Templum policies and procedures in all material respects;

(iii) it shall rely on its own judgment in using the Services; Templum (1) makes no representations with respect to the quality of any investment opportunity or of the Company or a Series, (2) shall not guarantee the performance to and of any Investor, and (3) shall not guarantee the performance of any party or facility which provides connectivity to Templum;

(iv) it shall ensure that any marketing and promotional activities it engages in, as related to any of the Series Offerings, are in material compliance with all applicable Securities Regulations and industry best practices; in no event shall any Series, the Company or its agents provide “advice” or make securities recommendations to any Investor;

(v) it is familiar with and is not subject to any “bad actor” or other disqualification provisions contained in any applicable law, rule, or regulation that would disqualify any of the Series Offerings from reliance on any applicable Securities Regulations, and that it or any other relevant person (such as underwriters, placement agents, and the directors, officers and significant shareholders of the Company or a Series) has not experienced a disqualifying event or other violations of any Securities Regulations. The Company agrees that it will promptly notify Templum in the event any disqualification or disclosure event occurs, is likely to occur, or comes to the Company’s or any Series knowledge during the course of any of the Series Offerings; and

(vi) it shall not compensate any unregistered person directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of any of the Series Offerings. Furthermore, the Company or a Series shall not compensate any person for directly selling securities unless such person is associated with a FINRA member broker-dealer and is appropriately registered with both the SEC and the state(s) in which the Investors reside.

(b) Templum hereby represents and warrants to each of the Company and the Series, as of the date hereof, the date of the subscription agreement entered by and among a Series and the Investors in connection with any of the Series Offering, and the closing date of such Series Offering, that:

(i) it is a broker-dealer registered with the SEC and FINRA in good standing, and is not prohibited from receiving any commission pursuant to this Agreement by any applicable laws, rules or regulations of the SEC, FINRA or other administrative or regulatory body;

(ii) it is properly licensed to conduct the Services in the state of the Investor’s residence;

(iii) it shall at all times maintain its compliance with all applicable Securities Regulations and obtain all authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental and regulatory bodies necessary to perform its obligations hereunder; and

(iv) The execution and delivery of this Agreement does not and will not: (a) conflict with or violate any of the terms of the articles of organization, operating agreement or any Law; or (b) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Templum is bound or to which any property of Templum is subject, or constitute a default thereunder.

Section 3. Compensation, Fees and Expenses.

(a) In connection with the Services, the Landa Entities shall pay Templum a broker dealer fee (“Broker Fee”) based on either (1) the aggregate offering amount actually raised by one or more Series, calculated monthly, or (2) the total number of Series Offerings, calculated each month on a retroactive basis (that is, the Broker Fee will be calculated based on either the Offering Amount Threshold or the Offering Number Threshold, as applicable, for the previous month), whichever occurs first, and shall be calculated as set forth in the table below.

Aggregate Monthly Series Offering Amount	Broker Fee

$0 to $4,250,000 (the “Offering Amount Threshold”)	$0

$4,250,001 to $50,000,000

A Broker Fee equal to 0.5% of the total amount offered by each Series for any Series Offerings above the Offering Amount Threshold.

For example, if, within a month, the Landa Entities consummate one or more Series Offerings for an aggregate offering amount equal to the Offering Amount Threshold, and a Series consummates an additional Series Offering of $100,000 of Series’ Shares (such that, after such offering by the Series, the aggregate Series Offering amount equals $4,350,000), then Templum shall receive a Broker Fee equal to $500 ($100,000 * 0.5%) for such Series Offering.

Total Monthly Number of Series Offerings	Broker Fee

50 Series Offerings or less (the “Offering Number Threshold”)	$0

More than 50 Series Offerings	A Broker Fee equal to 0.5% of the total amount offered by each Series for any Series Offerings above the Offering Number Threshold.

For example, if, within a month, the Landa Entities consummate that number of Offerings equal to the Offering Number Threshold, and a Series consummates one additional Series Offering for $100,000 (such that, after such offering by the Series, the aggregate Series Offerings in a month is 51), then Templum shall receive a Broker Fee equal to $500 ($100,000 * 0.5%) for such additional Series Offering.

(b) Templum shall provide to the Company an itemized invoice detailing the Broker Fee and any Expense (as defined below) by the 5th day of the month. Except as set forth below, Company and/or each Series shall make all payments to Templum within fourteen (14) business days of receiving an invoice therefor.

(c) Whether or not any Series is consummated or this Agreement is terminated, the Company or a Series shall pay or cause to be paid any and all reasonable and documented expenses incurred by Templum and incident to the performance of its obligations hereunder (“Expenses”). Such Expenses are non-contingent and shall be due and payable as set forth in Section 3(b).

(d) In the event that any of the Landa Parties, in good faith disputes the accuracy of the amount invoiced, then the Landa Parties shall pay such amount as it in good faith believes to be correct and provide notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 10.

(e) The Company or a Series shall pay directly any FINRA Corporate Financing fee, pursuant to FINRA Rule 5110, applicable to any of the Series Offerings (the “FINRA Fee”).

Section 4. Regulatory Compliance. The Company and Templum agree to promptly notify the other concerning any material communications regarding Securities Regulations from any body or authority with jurisdiction over the activities being undertaken pursuant to this Agreement in connection with any of the Series Offerings, or the performance of the obligations set forth herein, unless such notification is expressly prohibited by such body or authority.

Section 5. Indemnification.

(a) The Company and each Series agrees to indemnify and hold harmless Templum, its affiliates, directors, selling agents and officers and each person, if any, who controls Templum within the meaning of Section 15 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”) or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, in whole or in part, the inaccuracy in the representations and warranties of the Company or a Series contained in this Agreement or the failure of the Company or a Series to perform its obligations hereunder, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, in whole or in part, the inaccuracy in the representations and warranties of Templum contained in this Agreement or the failure of Templum to perform its obligations hereunder, or the willful misconduct, gross negligence or bad faith of Templum in performing the services hereunder.

(b) Templum agrees to indemnify and hold harmless the each Series, its directors, officers and each person, if any, who controls Company or a Series within the meaning of Section 15 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”) or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, in whole or in part, the inaccuracy in the representations and warranties of Templum contained in this Agreement or the failure of Templum to perform its obligations hereunder, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, in whole or in part, the inaccuracy in the representations and warranties of the Company or a Series contained in this Agreement or the failure of the a Series to perform its obligations hereunder, or the willful misconduct, gross negligence or bad faith of a Series in performing the services hereunder.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The remedies provided for in this Section 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

(d) The respective indemnification of the Company or a Series and Templum contained in this Section 5 shall remain in full force and effect, regardless of any termination of this Agreement, and shall survive such termination.

Section 6. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each Party to this Agreement for this purpose shall be the following:

If to the Company or any Series:

c/o Landa Holdings, Inc.

One Pennsylvania Plaza, 36th Floor

New York, NY 10119

Attn.: Yishai Cohen,

E-mail: y@landa.app

If to Templum:

Templum Markets LLC

401 West 14th Street, 4th Floor

New York, NY 10014

Attn.: Peter Chiaro, General Counsel

E-mail: pchiaro@templuminc.com

Section 7. Confidentiality and Mutual Non-Disclosure.

(a) For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a Party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Company or a Series website or third party-party portal, (v) security codes, and (vi) all documentation provided by the Company or a Series or Investor, provided, however, that Confidential Information shall not include (1) information already known or independently developed by the recipient or any of its directors, officers, employees, agents, or representatives, without the use of any confidential and proprietary information, (2) information known to the public through no wrongful act of the recipient, or (3) was or is lawfully obtained independently from a third party that, to the knowledge of the recipient, is authorized to make such disclosure free of any obligation of confidentiality or other restriction.

(b) During the term of this Agreement and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose without the prior written consent of such other Party. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a Party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that, to the extent permitted under law, such Party shall notify the other Party in writing promptly upon receipt of knowledge of such order so that such other Party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. The Company and each Series acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Templum to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

Section 8. Termination.

(a) Either Party may terminate this Agreement with or without cause by giving thirty (30) business days’ prior written notice to the other Party pursuant to Section 6 at any time. Such termination shall only affect future business and not apply to Services or other business conducted prior to the date of termination.

(b) Either Party may terminate their participation in this Agreement for cause by giving two (2) business days’ prior written notice to the other Party pursuant to Section 6 at any time. The term “for cause” is defined as: (i) any material breach of the terms of this Agreement (including any representations and warranties), (ii) any regulatory actions, investigations, or complaints filed by the Investors or persons associated with any of the Series Offerings, (iii) commencement of a voluntary proceeding seeking liquidation, reorganization or other relief, or bankruptcy or insolvency, or upon receipt of a final and unappealable order for relief under any bankruptcy, insolvency or other similar law or (iv) upon termination of the Software License and Services Agreement. Unless such “for cause” basis is cured within five (5) business days after the date of such notice, the termination shall become in full force and effect; provided however, that with respect to (i) in this Section 8(b), in the event of a material breach by a Series, then such breach shall not been deemed as a breach by the Company or any other Series, and Templum shall have a right to terminate this Agreement with respect to such Series and not any other Series or the Company.

(c) Each Party agrees that termination of this Agreement shall not deprive Templum of any compensation, fees or expenses to which it is entitled pursuant to Section 3 of this Agreement and, specifically, Templum shall remain entitled to any fees for any services rendered prior to, or for any fees accrued, but not yet paid, as of such termination.

Section 9. Additional Series. At any time after the date hereof, additional Series may be admitted, and be party, to this Agreement, upon execution and delivery to the Parties of a counterpart signature to this Agreement or the joinder agreement, attached as Exhibit B hereto.

Section 10. Miscellaneous.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY DISPUTE OR CONTROVERSY BETWEEN THE COMPANY OR A SERIES AND TEMPLUM RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA, UNLESS THE TRANSACTION WHICH GAVE RISE TO SUCH DISPUTE OR CONTROVERSY WAS EFFECTED ON AN EXCHANGE OR MARKET WHICH PROVIDES ARBITRATION FACILITIES, IN WHICH CASE IT SHALL BE SETTLED BY ARBITRATION UNDER THE ARBITRATION RULES OF SUCH FACILITIES. THE DECISION OF THE ARBITRATORS SHALL BE BINDING ON THE PARTIES AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY, IN A COURT HAVING JURISDICTION HEREOF THAT IS LOCATED IN THE STATE OF NEW YORK. For these purposes and all other purposes under this Agreement, each Party hereby consents to the jurisdiction of the courts of the State of New York, the federal courts sitting in the State of New York, and FINRA.

(b) Templum shall be the exclusive provider of the Services to Series for the any of the Series Offerings throughout the term of this Agreement.

(c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 6 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(d) This Agreement constitutes the entire statement of the agreement between the Parties as relates to the subject matter hereof and supersedes all proposals, oral or written, and all other representations, statements, negotiations and undertakings relating to the specific subject matter herein. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto. Neither Party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other Party and any such attempted assignment shall be void.

(e) Neither Party will, without prior written approval of the other Party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner the directly makes reference to the other Party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other Party and and/or any of the Services embodied in this Agreement. The Series and Templum will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, the Company and each Series agrees that Templum may make reference in marketing or other materials to any of the Series Offerings, provided, no personal data or Confidential Information is disclosed in such materials.

(f) If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in this Agreement.

(g) Each Party agrees that Templum and the Company and each Series are independent contractors for the business and Services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that the Company or any Series and Templum have anything other than an arm’s length and independent relationship. Neither Party shall hold itself out as an agent of the other. Neither this Agreement, nor any activity thereunder, shall create a general or limited partnership, association, joint venture, branch, or agency relationship between the Company or a Series and Templum. Nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement or in connection with any of the Series Offerings, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company and/or Series, on the one hand, and Templum, or any other person or entity, on the other.

(h) The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(i) This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TEMPLUM MARKETS LLC

/s/ Joseph Ramos
Name: Joseph Ramos
Title: CEO

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

LANDA APP LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERIES:

LANDA APP LLC - 115 SARDIS STREET BARNESVILLE GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC - 1394 OAKVIEW CIRCLE FOREST PARK LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC - 1701 SUMMERWOODS LANE GRIFFIN GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC - 1741 PARK LANE GRIFFIN GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC - 209 TIMBER WOLF TRAIL GRIFFIN GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC - 2505 OAK CIRCLE ELLENWOOD GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC – 271 TIMBER WOLF TRAIL GRIFFIN GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

LANDA APP LLC – 29 HOLLY GROVE ROAD GRIFFIN GA LLC

By: Landa Holdings, Inc., as Manager

/s/ Yishai Cohen
Name: Yishai Cohen
Title: President and CEO

Exhibit A

SERVICES

The “Services” to be rendered by Templum to a Series pursuant to this Agreement are as follows:

1.	Review Investor information received from a Series or Investor,

2.	Conduct reasonable background checks for anti-money laundering (“AML”) and USA PATRIOT Act purposes, and gather and review responses to customer identification information consistent with Know Your Customer (“KYC”) rules,

3.	Provide a recommendation to a Series whether or not to accept Investor as a customer of such Series based solely on AML and KYC process;

4.	Review each Investor’s subscription agreement to confirm it is complete;

5.	Contact and/or notify a Series, if needed, to gather additional information or clarification on the Investor;

6.	Notify a Series about any inconsistent, incorrect or otherwise flagged subscriptions;

7.	If applicable, transmit data to a Series’ transfer agent in the form of book-entry data for maintaining such Series’ responsibilities for managing investors and record keeping; and

8.	Keep Investor details and data confidential and not disclose to any third-party except as required by regulators or in performance of its obligations under this Agreement (e.g. as needed for AML and background checks).

9.	Provide any other services as the Parties hereto deem necessary in order to carry out the obligations under this Agreement. Provided however, that prior to the consummation of such additional services, the Parties will mutually agree in writing on the nature of such services and any additional costs for such services shall be borne by the Landa Entities pursuant to Section 3 of this Agreement.

Exhibit B

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [ ], 20[ ] (this “Joinder”), is delivered pursuant to that certain Broker-Dealer Services Agreement (“Services Agreement”) is made and entered into as of [date], 2020 by and among each of the series (each, a “Series” and collectively, the “Series”) registered under Landa App LLC, a Delaware series limited liability company (the “Company”), the Company, and Templum Markets LLC, a Delaware limited liability company (“Templum”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Service Agreement.

1.	Joinder to the Service Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to Templum, the undersigned hereby is and hereafter will be a Series under the Services Agreement and a party thereto, with all the rights, privileges and responsibilities of a Series thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Service Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Service Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Service Agreement to the undersigned shall be directed to:

c/o Landa Holdings, Inc.

One Pennsylvania Plaza, 36th Floor

New York, NY 10119

Attn.: Yishai Cohen,

E-mail: y@landa.app

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[LANDA APP LLC – ]

By: Landa Holdings, Inc., as Manager

Name: Yishai Cohen
Title: President and CEO

Agreed and Accepted

TEMPLUM MARKETS LLC

Name:
Title:

LANDA APP LLC

By: Landa Holdings, Inc., as Manager

Name: Yishai Cohen
Title: President and CEO